Exhibit 99.1

4925 Greenville Avenue, 14th Floor • Dallas, Texas 75206 • Telephone: 214/692-9211 • Fax: 214/692-5055

Contact:	Bob G. Alexander
Philip D. Devlin
Randall D. Cooley

FOR IMMEDIATE RELEASE

(OTC BULLETIN BOARD: NEGI)

RESPONSE FROM NATIONAL ENERGY GROUP, INC. REGARDING PROPOSAL BY AMERICAN REAL ESTATE PARTNERS, L.P.

DALLAS, TX — July 8, 2005 — National Energy Group, Inc. (OTC Bulletin Board: NEGI) (the “Company”) today announced that on July 8, 2005 the Company received a proposal from American Real Estate Partners, L.P. (“AREP”), the holder of 50.1% of the Company’s outstanding shares, regarding a transaction pursuant to which the existing shareholders of the Company, other than AREP, would receive $3.00 in cash in respect of each share of the Company’s common stock which they now own. Following such transaction, AREP and its subsidiaries would own 100% of the Company. AREP’s proposal has been submitted to the Company’s board of directors for consideration.

National Energy Group, Inc. (OTC Bulletin Board: NEGI) is a Dallas, Texas based company.

This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

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